AMENDMENT NO. 1 TO MANAGING PLACEMENT AGENT AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) amends and restates the MANAGING PLACEMENT AGENT AGREEMENT dated October 11, 2012 (the “Agreement”). This Amendment is made and entered into as of January 30, 2014 (the “Effective Date”), by and between Ministry Partners Investment Company, LLC (the “Company”) and Ministry Partners Securities, LLC (“MP Securities”).  Each of the Company and MP Securities is a “Party” and sometimes they are referred to, collectively, as the “Parties”. Unless otherwise defined in this Agreement, the capitalized terms used herein have the meanings set forth in the Agreement

RECITALS

WHEREAS, the Company and Kendrick Pierce and Company Securities, Inc. (“Kendrick Pierce”) entered into that certain Managing Placement Agent Agreement to act as Managing Broker for the Company in its Offering of its Class A Notes under the terms set forth in the Agreement;

WHEREAS, Kendrick Pierce advised the Company by letter dated December 31, 2013 that it had ceased operations as a broker dealer effective as of that same date and that the Agreement between the Company and Kendrick Pierce had terminated;

WHEREAS, the Company intends to appoint MP Securities to serve as the managing participating broker (“MPB”) for the Offering and MP Securities has agreed to accept the appointment and replace Kendrick Pierce as the managing placement agent for the Offering;

WHEREAS, MP Securities will serve as the MPB for the Offering, but will not act as the syndicate manager or underwriter of the Offering unless otherwise authorized to do so under its Membership Agreement with the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, unless otherwise amended by the terms of this Amendment, all terms and conditions of the Agreement shall remain in effect.

NOW THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Section 1. Dealer Manager.  As of the Effective Date, the Company has appointed its wholly-owned affiliate, MP Securities, to serve as the MPB of the Offering.  MP Securities has not been authorized and has not agreed to act as an underwriter, syndicate manager or to provide investment banking services to the Company, but MP Securities has agreed to otherwise assume the duties previously provided by Kendrick Pierce under the terms of the Agreement. The Parties hereby agree that the current form of Paragraph 1. of the Agreement be deleted and replaced in its entirety by the following:

“1.Appointment of Managing Participating Broker.  The Company hereby appoints MP Securities to act as the managing participating broker (“MPB”) and to act as lead placement agent for the Company in the Offering of the Notes on a best-efforts basis.  The Company reserves the right to enlist other licensed broker dealer firms to participate as selling agents for the Company in the Offering; provided that each such broker dealer firm has executed and delivered to the Company a Joinder in the form attached to this Agreement as Exhibit A (each such broker dealer who executes a Joinder is referred to herein as a “Selling Group Member”).  During the term of this Agreement, each of MP Securities and the Selling Group Members will use its reasonable efforts to (i) identify potential investors, (ii) furnish such potential investors, on behalf of the Company, with copies of the Prospectus, and (iii) assist the Company with the sale of Notes at each closing.  Notwithstanding any contrary provision of this Agreement, neither MP Securities nor any Selling Group Member will have any liability to the Company or any other person for its failure to identify one or more prospective investors in the Offering or the failure of the Company to sell any or all of the Notes being offered for sale in the Offering.”

Section 2.  Placement Agent Fees.  Paragraph 3 of the current form of the Agreement is deleted in its entirety and shall be replaced by the following:

“3.Placement Agent Fees.  In consideration for the performance of the services hereunder, the Company hereby agrees to pay to MP Securities and each Selling Group Member at each closing such fees as outlined below:

(a)As compensation for services to be rendered under this Agreement, MP Securities shall be entitled to receive from the Company the fees specified in the Schedule attached hereto as Exhibit B and incorporated by reference, as more particularly described in the fee schedule.

(b)No fees shall be payable to MP Securities and the Selling Group Members with respect to any investor purchase of the Notes unless and until such time as the Company has received the proceeds of the sale of the Notes and a closing has been held for such purchases.

(c)At each closing of the sale of Notes in this Offering to a prospective investor identified by MP Securities or a Selling Group Member during the term of this Agreement, the Company will pay to MP Securities or such Selling Group Member, as applicable, a cash commission calculated pursuant to the commission structure set forth in the attached Exhibit B, which is incorporated by reference herein.

(d)It is acknowledged and agreed that the Company shall bear all costs and expenses incident to the issuance, offer, sale and delivery of the Notes.  These costs and expenses will include but are not limited to state “Blue Sky” fees, legal fees, printing costs, travel costs, mailing, couriers, personal background checks, and other expenses incidental to the advancement and completion of the Offering.”

A copy of the revised Exhibit B referred to in Paragraph 3 of the Agreement is hereby attached to this Amendment.

Section 3.  Covenants of Managing Broker Dealer.  Since Kendrick Pierce has ceased its business operations, Paragraph 7. (i) and (vi) of the Agreement shall be intentionally omitted.

Section 4.  Sales Procedures.  Paragraph 8 of the current form of the Agreement is deleted in its entirety and shall be replaced by the following:

“8.Sales Procedures.  The Company and MP Securities agree to cooperate with each other in carrying out the subscription procedures and selling procedures described in the “Plan of Distribution” section of the Prospectus and the summary attached hereto as Exhibit C.”

Section 5.  Termination.  Paragraph 11.(a) of the Agreement shall be amended to read as follows:

“(a)This Agreement will terminate at the earlier of (i) the time that all of the Notes in the Offering have been sold, or (ii) the time that this Agreement is terminated pursuant to Section 11 (b), 11 (c) or 11 (d) below.”

Section 6.  Revision of Offering Documents.  The Company shall promptly supplement the Offering Prospectus to disclose the matters addressed in this Amendment and make such filings with the U.S. Securities and Exchange Commission and FINRA as it deems necessary to comply with applicable securities laws.

Section 7.  Effect of this Agreement. This Amendment amends and restates the Agreement so as to create a new agreement between the Company, MP Securities and Kendrick Pierce on the Effective Date but to leave in full force and effect the Agreement as it existed before the Effective Date, unchanged, unmodified and unamended by this Amendment. Nothing herein shall release Kendrick Pierce from any duty, obligation, covenant, representation, warranty or liability it may have to the Company or MP Securities under the Agreement prior to the Effective Date or thereafter by the survival of such duty, obligation, covenant, representation, warranty or liability under the terms of the Agreement or under equity or law.

Section 8.  Indemnification.  The Parties acknowledge and agree that Kendrick Pierce will continue to be responsible and will indemnify the Company, MP Securities and its respective officers, directors, agents and representatives for any actions involving negligence, bad faith or wilful misconduct undertaken by its officers, directors, agents and representatives in connection with the Offering prior to the Effective Date.  MP Securities agrees to indemnify Kendrick Pierce and its officers, directors, agents and representatives for any actions involving negligence, bad faith or wilful misconduct undertaken by its officers, directors, agents and representatives in connection with the Offering after the Effective Date.

The Company and MP Securities have caused this Amendment to be signed by their duly authorized representatives as of the date first written above.

MINISTRY PARTNERS INVESTMENT COMPANY, LLC

By: /s/ James H. Overholt

Name: James H. Overholt

Title: Chief Executive Officer

MINISTRY PARTNERS SECURITIES, LLC

By: /s/ Joseph W. Turner

Name: Joseph W. Turner

Title: President and Chief Executive Officer

AMENDMENT NO. 1 TO MANAGING PLACEMENT AGENT AGREEMENT

(The following Exhibit B replaces the current form of Exhibit B in the Agreement)

EXHIBIT B

COMMISSION STRUCTURE

The commission that the Company will pay to MP Securities or a Selling Group Member pursuant to Paragraph 3 of the Agreement (“Selling Commissions”) shall be a cash commission equal to a percentage of the gross proceeds from the sale of the Notes at any closing, determined in accordance with the schedule set forth below and calculated based on the following variables: (i) the gross proceeds received from Notes sold at any particular closing to a prospective investor identified by MP Securities or a Selling Group Member, as applicable, (ii) whether the investor is a repeat purchaser of all or a portion of his invested sums in a new Class A Note; ( iii) the  incremental amount of Variable Series Notes under the Prospectus; and (iv) the maturity term, amount invested or other factors relevant to an investment in the Class A Notes as described below.

The Selling Commissions payable at any particular closing shall be determined as follows:

	Maximum Commissions For Fixed Series Notes
Category:	12 Mo	18 Mo	24 Mo	30 Mo	36 Mo	42 Mo	48 Mo	54 Mo	60 Mo
Gross Commissions:	1.75%	2.5%	3.25%	4.0%	4.75%	5.50%	5.50%	5.50%	5.50%
PB Commissions Share:	1.25%	2.0%	2.75%	3.5%	4.25%	5.0%	5.0%	5.0%	5.0%
MB Commissions Share:	0.5%	0.5%	0.5%	0.5%	0.5%	0.5%	0.5%	0.5%	0.5%

Maximum Commissions For Variable Series Notes
Gross Commissions:	An amount equal to (i) 0.50% of the amount of Notes sold; plus (ii) an amount equal to 0.25% per annum on the average Note balance payable quarterly.
MB Commissions Share:	0.50% of the amount of the Notes sold.
PB Commissions Share:	An amount equal to 0.25% per annum on the average Note balance payable quarterly.

Maximum Commissions For Flex Series Notes
Gross Commissions:	An amount equal to 5.50% of the amount of Notes sold.
MB Commissions Share:	An amount equal to 0.50% of the amount of Notes sold.
PB Commissions Share:	An amount equal to 5.0% of the Notes sold.

The foregoing notwithstanding, both the Gross Commission and the MB Commissions Share will be reduced by 0.25% of the total amount of each Note sold in the Offering to a repeat purchaser of a Class A Note who is then, or has been within the immediately preceding thirty (30) days, a holder of a Class A Note.  No commissions or other compensation will be paid to MP Securities or any Selling Group Member in connection with an election made by an investor to have payment of interest on a Note deferred and added to the principal of the Note.